Moody National REIT II, Inc. 8-K

Exhibit 99.1

6363 Woodway Drive, Suite 110 Houston, Texas 77057 (713) 977-7500 www.moodynationalreit.com

January 6, 2017

To Our Stockholders:

I am writing to inform you of an important update regarding Moody National REIT II, Inc. (the “Company”).

Pursuant to the terms of the Company’s share repurchase program (the “SRP”), the board of directors (the “Board”) of the Company may, in its sole discretion, amend the SRP if the Board believes that doing so is in the best interest of the Company’s stockholders. Accordingly, on January 4, 2017, the Board elected to amend the SRP to provide that, effective as of February 6, 2017, the Board may amend, suspend or terminate the share repurchase program at any time upon 10 days’ prior written notice to the Company’s stockholders, which notice may be provided by including such information (a) in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed or furnished with the Securities and Exchange Commission, or (b) in a separate mailing to the Company’s stockholders. All other material terms of the SRP remain unchanged.

Should you have any questions, please contact Investor Services at 888-457-2358.

Thank you for your continued support of the Company.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody

Chairman of the Board, Chief Executive Officer and President

Moody National REIT II, Inc.